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EXHIBIT 10.46
                               PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, by and between Hitsgalore.com, Inc., a Florida public corporation ("Hits") and Solvere, Inc., a Delaware closely held corporation ("Solvere"), is made and effective as of the 29th day of March, 1999.

NOW THEREFORE, for the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1. At Closing, Hits will acquire all of the right, title and interest in and to the Internet-related development, equipment and software now owned, or under development, by Solvere (the "Internet Division"). This includes but is not limited to all computer equipment, software and all internet technology (such as, by way of example and not limitation, e-commerce, web-based email (IBC) and all other internet software, programming and applications of Solvere), all as more fully described in Exhibit A, which shall be submitted by Solvere, approved by Hits, and attached hereto and made a part hereof.

2. The purchase price for the Internet Division shall be $125,000, as follows: $5,000.00 upon receipt of a fully executed Purchase Agreement, including Exhibit A, with the balance of $120,000.00 due within fifteen
         (15) days. In addition, Hits will deliver to Solvere a certificate for 100,000 shares of restricted common stock of Hits. The shares will be included in the next stock registration filed by Hits to free up the shares for trading. However, Solvere voluntarily agrees not to sell in any one week more than two percent (2%) of the previous week's total volume traded. This will be acknowledged and reflected in a lock up agreement or other arrangement prior to delivery of the certificates for the shares.

3. Solvere will provide an office at its Irvine, CA facility to be used by and on behalf of Hits. Hits will pay $4,000 per month to Solvere as a maintenance fee for system management for both the Irvine, CA and Rancho Cucamonga, CA offices.

4. Hits will spend an additional $125,000 in future development costs by Solvere related to the Internet Division for completion of the: mail center, real-time quotes, e-mail and shopping cart implementation, on a project-by-project basis pursuant to budgets prepared by Solvere and approved by Hits. Solvere will also manage and perform the integration of the following: banner generator, info cart, pop-up search, and porn-free net search results. The time frame for this engagement is to be completed within nine months or sooner from the date of this agreement.

5. For future business involving Internet Firewall/Proxy server, Solvere and Hits shall co-License the SpeedShield technology. Solvere and Hits shall equally share all License fees related to SpeedShield licenses sold by Solvere. Hits agrees to pay 50% of any reasonable marketing expenses incurred by Solvere in marketing the SpeedShield, provided such marketing expenses have been previously submitted by Solvere to Hits for approval. Hits, as a co-licensor of the SpeedShield technology, shall have the unrestricted right to use the SpeedShield in any manner it desires.

6. All Solvere personnel working on any Hits project or application will sign a confidentiality and non-competition agreement prepared by Hits. Solvere will take the same efforts to protect the confidential and/or proprietary information of Hits as it takes with its own such information. In addition, for a period of three (3) years from the date hereof, Hits will be the only Internet client of Solvere, without the

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     prior written  approval of Hits (except for the sale by Solvere of licenses to use the speed shield technology). At the end of the three (3) year period, each party shall be free to use the SpeedShield technology in any manner it desires, except that Solvere will not sell, transfer or license the technology to any business or entity in competition to Hits.

7. Hits will give Solvere the first opportunity to provide any software programming or applications. However, Hits may use other such providers if it believes Solvere cannot provide the needed services is a timely or qualified manner.

8. The Closing of this Purchase shall be on or before the date the balance of the $120,000 is due from Hits to Solvere.

9. This Purchase Agreement shall be binding on the heirs, successors and assigns of the parties. Any unresolved dispute arising under this Purchase Agreement shall be submitted to binding arbitration pursuant to the rules of the American Arbitration Association, or its successors. Any arbitration award may be entered as a final judgement in any court of competent jurisdiction. This Purchase Agreement shall be construed under California law, and any court proceeding or arbitration matter shall be heard only in the Rancho Cucamonga, CA area.



IN WITNESS WHEREOF, the parties have executed this Purchase Agreement effective as of the date first written above.

Hitsgalore.com, Inc.                        Solvere, Inc.


By: \s\ Steve Bradford                      By: \s\ Alexander Truong
    ------------------                          --------------------
    CEO                                         President and CEO